Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of June 7, 2019 (the “Effective Date”), is entered into by and between GTx, Inc., a Delaware corporation (“Parent”), Marc S. Hanover, as representative of the Holders (the “Holders’ Representative”), and Computershare Inc., as Rights Agent.

RECITALS

WHEREAS, Parent, Grizzly Merger Sub, Inc., a Delaware corporation (“Sub”), and Oncternal Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of March 6, 2019 (as amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Sub will merge with and into the Company, with the Company surviving the Merger as a subsidiary of Parent; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to the holders of record of Parent’s common stock, par value $0.01 per share (“Parent Common Stock”), including Parent Common Stock subject to any Parent Deferred Stock Right, immediately prior to the Effective Time the right to receive contingent cash payments as hereinafter described;

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

1.1 “Acquiror” and “Acquisition” have the respective meanings set forth in Section 7.3(a).

1.2 “Acting Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs.

1.3 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the voting securities entitled to vote for directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

1.4 “Assignee” has the meaning set forth in Section 7.3(a).

1.5 “Board of Directors” means the board of directors of Parent.

1.6 “Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

1.7 “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

1.8 “Commercially Reasonable Efforts” means an aggregate measure of effort and resources of a Party consistent with the exercise of prudent scientific and business judgment under similar circumstances and, with respect to the development, commercialization or manufacture of one or more of the SARD Products or the divestment of the SARM Technology and SARM Products and, if applicable, the SARD Technology and SARD Products, the application of effort, resources and practices consistent with those applied in the exercise of prudent scientific and business judgment by a pharmaceutical company of similar size and resources to the development, commercialization, manufacture or divestment of a similar pharmaceutical product or technology at a similar stage of development or commercialization and having profit potential and strategic value comparable to that of such SARD Product, SARD Technology, SARM Technology or SARM Product, taking into account commercial, legal and regulatory factors, such as efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive products and market conditions, pricing and reimbursement considerations, costs for development and costs for obtaining, prosecuting, maintaining and licensing relevant Intellectual Property Rights, all based on conditions then prevailing. Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective or complete any particular phases of development within any particular time horizons but will use commercially reasonable efforts to do so. For the avoidance of doubt, the use of Commercially Reasonable Efforts may, under certain circumstances, be consistent with the termination of the development, manufacture and/or commercialization of any or all SARD Compounds and SARD Products.

1.9 “Cumulative Adjusted Net Sales” means, with respect to any SARD Product or SARM Product at any time point, the aggregate of all Net Sales for such SARD Product or SARM Product as of such time point minus (a) all royalties incurred to UTRF as of such time point under, as applicable, (i) the UTRF SARD License Agreement on account of sales of such SARD Product or (ii) the UTRF SARM License Agreement on account of sales of such SARM Product and minus (b) all fees, milestones, royalties and other payments incurred by Parent and its Affiliates to any other Third Party licensor in consideration for a license to such Third Party’s patents that would be infringed, absent such license, by the manufacture, use, sale or import of such SARD Product or SARM Product.

1.10 “CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

1.11 “CVR Payment” has the meaning set forth in Section 2.4(e).

1.12 “CVR Payment Period” means a period of two (2) consecutive calendar quarters consisting of either the first two (2) calendar quarters in a calendar year or the last two (2) calendar quarters in a calendar year; provided, however, that the first CVR Payment Period shall commence on the Effective Date and the last CVR Payment Period shall end on the last day of the CVR Term.

1.13 “CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of Parent, setting forth in reasonable detail, on a SARD Deal, SARM Deal, SARD Product and SARM Product basis, (a) Net Proceeds and/or Net Sales Proceeds, as applicable, for such CVR Payment Period; (b) a delineation of the Gross Consideration received in such CVR Payment Period, including, if applicable, an allocation of all consideration received between, on the one hand, SARD Technology, SARD Products, SARM Technology or SARD Products, as applicable, and on the other hand, all other technology, products or assets involved in the applicable SARD Deal or SARM Deal, (c) the Net Sales for such CVR Payment Period, (d) a delineation and calculation of the Permitted Deductions applicable to such CVR Payment Period, and (e) to the extent that any Gross Consideration, Permitted Deduction or item included in the calculation of Net Sales is recorded in any currency other than United States dollars during such CVR Payment Period, the exchange rates used for conversion of such currency into United States dollars.

1.14 “CVR Register” has the meaning set forth in Section 2.3(b).

1.15 “CVR Shortfall” has the meaning set forth in Section 4.7(b).

1.16 “CVR Term” means the period beginning on the Closing and ending fifteen (15) years thereafter.

1.17 “Development Costs” means, with respect to the SARD Technology, SARD Compounds or SARD Products, or the SARM Technology, SARM Compounds, or SARM Products, the direct costs and expenses incurred by Parent and its Affiliates, without markup, to conduct development or regulatory activities for SARD Products or SARM Products, respectively, during the CVR Term, including, but not limited to, for (a) the manufacture of SARD Products or supplies other than those manufactured for commercialization purposes, (b) consulting fees or salary and other cash compensation incurred with respect to any FTE engaged in the conduct of such development or regulatory activities, on a prorated basis, (c) pre-clinical studies, clinical trials (including clinical studies performed in connection with efforts to obtain pediatric exclusivity), chemistry, quality control, and regulatory activities, and (d) contract research organizations to perform any of the foregoing services, in each case (a)-(d), for the SARD Product or SARM Product that is the subject of such SARD Deal or SARM Deal, respectively, but excluding overhead, travel expenses, capital expenditures, Phase 4 clinical trials that are not required by a regulatory authority for approval or needed to seek pediatric exclusivity (whether conducted before or after approval) and amounts incurred for commercialization activities in relation to any SARD Product or SARM Product, respectively.

1.18 “Development Cost Repayment Date” means, with respect to any SARD Product or SARM Product, the date on which five percent (5%) of the Cumulative Adjusted Net Sales for such SARD Product or SARM Product first equals seventy-five percent (75%) of the cumulative Development Costs for such SARD Product or SARM Product.

1.19 “DTC” means The Depository Trust Company or any successor thereto.

1.20 “Excluded SARM Consideration” means any cash payable to Parent upon the closing of any SARM Deal that has been reduced to an executed letter of intent prior to Closing.

1.21 “FTE” means the equivalent of a full-time employee or consultant of Parent or its Affiliate conducting development, manufacturing, quality or regulatory activities with respect to the applicable SARD Technology or SARM Technology. In the case that any individual works partially on such activities and partially on other work in a given year, then the full-time equivalent to be attributed to such individual’s work hereunder shall be equal to the percentage of such individual’s total work time in such year that such individual spent working on such SARD Technology or SARM Technology activities. In no event shall (a) any one individual be counted as more than one (1) FTE or (b) indirect personnel (including support functions such as managerial, financial, legal or business development) constitute FTEs. Notwithstanding the foregoing, any individual who performs development, manufacturing, quality or regulatory activities in addition to managerial activities will be considered to be an FTE only for that portion of his or her time spent engaging in development, manufacturing, quality or regulatory activities.

1.22 “Governmental Entity” means any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and an entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

1.23 “Gross Consideration” means the sum of (a) all cash consideration paid to Parent or its Affiliates during the CVR Term in connection with any SARD Deal or SARM Deal (including with respect to any purchase of equity securities of Parent or its Affiliates in connection with a SARD Deal or SARM Deal, the portion of consideration paid to Parent or its Affiliates that exceeds the fair market value of such equity securities at the time of purchase), but excluding any Excluded SARM Consideration, plus (b) with respect to non-cash consideration received by Parent or its Affiliates during the CVR Term in connection with any SARD Deal or SARM Deal, all amounts received by Parent and its Affiliates for such non-cash consideration at the time such non-cash consideration is monetized by the Parent or its Affiliates (which amounts will be subject to payment to the Rights Agent when such non-cash consideration is monetized and such amounts are received by Parent or any of its Affiliates). If a SARD Deal involves assets that are not related to SARD Technology or SARD Products but are related to other proprietary technology, products or assets of Parent or its Affiliates, or if a SARM Deal involves assets that are not related to SARM Technology or SARM Products but are related to other proprietary technology, products or assets of Parent or its Affiliates, then the total consideration will be allocated between all such technology, products and assets, and only that consideration allocated to the SARD Technology, SARD Products, SARM Technology and SARM Products will be included in Gross Consideration.

1.24 “GTx Board Members” means Robert J. Wills, Ph.D. and Michael G. Carter, M.D., collectively; provided, however, that if either such Person is replaced on the Board of

Directors, then such replacement Person shall be deemed a GTx Board Member in lieu of such replaced Person.

1.25 “Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

1.26 “Holders’ Representative” means the Holders’ Representative named in the first paragraph of this Agreement or any direct or indirect successor Holders’ Representative designated in accordance with Section 6.3.

1.27 “Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Holders’ Representative and Parent, or (b) if the Parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Holders’ Representative.

1.28 “Initial Period” has the meaning set forth in Section 1.41.

1.29 “Net Proceeds” means, for any CVR Payment Period, Gross Consideration minus Permitted Deductions. For clarity, to the extent Permitted Deductions exceed Gross Consideration for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Consideration in subsequent CVR Payment Periods.

1.30 “Net Sales” means, with respect to a SARD Product or SARM Product, the gross amounts received by Parent and its Affiliates for sales or provision of such SARD Product or SARM Product by Parent or its Affiliates to independent, unrelated Persons, less the following deductions, in each case to the extent commercially reasonable and customary, and actually allowed or taken with respect to such sales or provision and not otherwise recovered by or reimbursed to the selling party:

(a) outbound freight, shipment and insurance costs to the extent included in the price and separately itemized on the invoice;

(b) excise taxes, use taxes, tariffs, sales taxes and customs duties, and/or other government charges imposed on the sale of such SARD Product or SARM Product (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale) (including VAT, but only to the extent that such VAT is not reimbursable or refundable);

(c) discounts, refunds and chargebacks actually granted, allowed or incurred in connection with the sale or provision of such SARD Product or SARM Product;

(d) allowances or credits to customers actually given and not in excess of the selling price of such SARD Product or SARM Product, on account of rejection, outdating, recalls or return of such SARD Product or SARM Product; and

(e) rebates, reimbursements, fees or similar payments to wholesalers and other distributors, pharmacies and other retailers, buying groups (including group purchasing organizations), health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Governmental Authorities, or other institutions or health care organizations.

If a single item falls into more than one of the categories set forth in clauses (a)-(e) above, such item may not be deducted more than once. All such deductions shall be fairly and equitably allocated to such SARD Product or SARM Product and other products of Partner and its Affiliates such that such SARD Product or SARM Product does not bear a disproportionate portion of such deductions.

Sales between Partner and its Affiliates shall be disregarded for purposes of calculating Net Sales except if such purchaser is a distributor, pharmacy or end user.

In the event that a SARD Compound or SARM Compound is commercialized as part of a combination product containing pharmaceutically active ingredients that are not SARD Compounds or SARM Compounds for a single price, the Net Sales for such SARD Product or SARM Product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the fair market value in the applicable country during the applicable CVR Payment Period of such SARD Product or SARM Product and B is the fair market value of the other product(s) in the applicable country during the applicable CVR Payment Period in the combination product.

With respect to any sale of any SARD Product or SARM Product in a given country for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the amount received to below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales, such SARD Product or SARM Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to independent, unrelated Persons for cash sales of such SARD Product or SARM Product in such country during the applicable CVR Payment Period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets). Notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for SARD Products or SARM Products distributed for use in clinical trials.

Net Sales shall be calculated on a country-by-country basis in a manner consistent with Partner’s or its Affiliates’ accounting policies for external reporting purposes, as consistently applied across all of its pharmaceutical products, in accordance with U.S. generally accepted accounting principles (“GAAP”).

1.31 “Net Sales Proceeds” means, for any CVR Payment Period and SARD Product or SARM Product, (a) until the Development Cost Repayment Date for such SARD Product or SARM Product, five percent (5%) of Net Sales of such SARD Product or SARM Product and (b) from and after such Development Cost Repayment Date, ten percent (10%) of Net Sales of such SARD Product or SARM Product, in each case (a) and (b), minus up to fifty percent (50%) of all fees, milestones, royalties and other payments paid by Parent and its Affiliates during the CVR Term to any Third Party licensor (but excluding UTRF) in consideration for a license to such Third

Party’s patents that would be infringed, absent such license, by the manufacture, use, sale or import of such SARD Product or SARM Product (such 50% amount, the “Third Party IP Credit”); provided that the Net Sales Proceeds for any CVR Payment Period and SARD Product or SARM Product will not be reduced on account of the Third Party IP Credit below fifty percent (50%) of the amount set forth in the preceding clause (a) or (b), as applicable. For clarity, if aggregate Net Sales for any SARD Product or SARM Product during any CVR Payment Period are less than zero, there will be no Net Sales Proceeds payable for such SARD Product or SARM Product for such CVR Payment Period. For clarity, any particular amounts included in the Third Party IP Credit may not be deducted more than once from any Net Sales.

1.32 “Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

1.33 “Party” means Parent or the Rights Agent.

1.34 “Payment Amount” means, with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.

1.35 “Permitted Deductions” means,

(a) with respect to a SARD Deal, the sum of: (i) all fees, milestone payments and royalties paid by Parent and its Affiliates to UTRF pursuant to the UTRF SARD License Agreement with respect to the SARD Technology or SARD Product or SARD Compound that is subject to such SARD Deal, plus (ii) all fees, milestones, royalties and other payments paid by Parent and its Affiliates to any other Third Party licensor in consideration for a license to such Third Party’s patents that would be infringed, absent such license, by the practice of such SARD Technology or the manufacture, use or sale of such SARD Product, plus (iii) all patent prosecution and maintenance costs incurred by Parent and its Affiliates for such SARD Technology, plus (iv) fifty percent (50%) of all Development Costs for such SARD Technology, SARD Compound or SARD Product, plus (v) one hundred percent (100%) of the out-of-pocket transaction costs incurred by Parent and its Affiliates to Third Parties for the negotiation, entry into and closing of such SARD Deal, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees, in each case (i)-(v) to the extent such costs have been incurred during the CVR Term and are not reimbursed or paid to Parent or its Affiliate by a Third Party (including a Governmental Entity); or

(b) with respect to a SARM Deal, the sum of: (i) all fees, milestone payments and royalties paid by Parent and its Affiliates to UTRF pursuant to the UTRF SARM License Agreement with respect to the SARM Technology or SARM Product or SARM Compound that is subject to such SARM Deal, plus (ii) all fees, milestones, royalties and other payments paid by Parent and its Affiliates to any other Third Party licensor in consideration for a license to such Third Party’s patents that would be infringed, absent such license, by the practice of such SARM Technology or the manufacture, use or sale of such SARM Product, plus (iii) all patent prosecution and maintenance costs incurred by Parent and its Affiliates for such SARM Technology, plus

(iv) fifty percent (50%) of all Development Costs for such SARM Technology, SARM Compound or SARM Product, plus (v) one hundred percent (100%) of the out-of-pocket transaction costs incurred by Parent and its Affiliates to Third Parties for the negotiation, entry into and closing of such SARM Deal, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees, in each case (i)-(v) to the extent such costs have been incurred during the CVR Term and are not reimbursed or paid to Parent or its Affiliate by a Third Party (including a Governmental Entity).

1.36 “Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) pursuant to Section 2.6.

1.37 “Person” means any natural person, corporation, limited liability company, trust, unincorporated association, partnership, joint venture or other entity.

1.38 “Rights Agent” means the Rights Agent named in the first paragraph of this Agreement or any direct or indirect successor Rights Agent designated in accordance with the applicable provisions of this Agreement.

1.39 “SARD Compound” means (1) any compound that (A) either (a) competitively or non-competitively binds to the androgen receptor or any variant thereof and causes the degradation thereof, (b) inhibits the synthesis, expression or activity of splice variants of the androgen receptor or (c) inhibits the reactivation or constitutive activation of the androgen receptor or any variant thereof, including through (i) binding to the androgen receptor or variants thereof, (ii) inhibition of androgen receptor activation even when androgens are synthesized within the cell (i.e. intratumorally), or (iii) inhibition of the synthesis, expression or activity of the androgen receptor or variants thereof including in pathologically altered cellular environments and (B) is covered by a valid claim in any issued patent, or by a pending claim that was also pending as of the Effective Date, in any patent application, in each case that is listed in Part B of Schedule 3.12(a) of the Parent Disclosure Schedule under the Merger Agreement, or that claims priority thereto or shares priority therewith or that arises from any of the foregoing (collectively, the “Listed SARD Patents”) and (2) any analog of such a compound included in subsection (1) that is developed by Parent or its Affiliates prior to any Acquisition. Notwithstanding the foregoing, “SARD Compound” shall not include any compound that is owned or controlled by an Acquiror prior to the closing of the Acquisition, or that is developed or acquired by such Acquiror subsequent to such closing independently of any activities of Parent and its Affiliates (excluding such Acquiror) and without reliance on or use of any SARD Technology, unless such compound (y) is covered by a valid claim in any issued patent, or by a pending claim that was also pending as of the Effective Date, in any patent application, that is one of the Listed SARD Patents, and that is owned by or licensed to Parent or its Affiliates (excluding such Acquiror) prior to the closing of the Acquisition, or (z) is an analog of a compound included in subsection (1) that is developed by Parent or its Affiliates prior to any Acquisition (such excluded compounds, “Acquiror SARD Compounds”).

1.40 “SARD Deal” means any transaction (a) that is (i) entered into during the period beginning on the Closing and ending ten (10) years thereafter (the “Initial Period”) or (ii) entered into within one (1) year after the end of the Initial Period based upon a letter of intent, term sheet or similar document that was approved by Parent or its Affiliate and a Third Party during the Initial Period and (b) pursuant to which Parent or its Affiliate grants, sells or otherwise transfers to a Third Party any rights under any SARD Technology or any rights to research, develop or commercialize any SARD Technology or SARD Product, including a license, option, covenant not to sue, or sale of assets with respect to any SARD Technology or SARD Product. For clarity, the sale of all or substantially all of Parent’s stock or its assets, or a merger, acquisition or similar transaction shall not be deemed a SARD Deal.

1.41 “SARD Product” means any product or service that (a) contains a SARD Compound or (b) uses or incorporates any SARD Technology and is developed by Parent or its Affiliates prior to an Acquisition. In no event shall SARD Product mean or include any Acquiror SARD Compounds.

1.42 “SARD Technology” means any and all Intellectual Property Rights that are (a) owned or licensed by Parent or its Affiliates as of the Effective Date or during the term of this Agreement, but prior to the closing of any Acquisition and (b) related to (i) degradation of the androgen receptor or any variant thereof through competitive or non-competitive binding thereto, (ii) inhibition of splice variants of the androgen receptor or (iii) inhibition of reactivation or constitutive activation of the androgen receptor or any variant thereof, including through (1) binding to the androgen receptor or variants thereof, (2) inhibition of androgen receptor activation even when androgens are synthesized within the cell (i.e. intratumorally), or (3) inhibition of the synthesis, expression or activity of the androgen receptor or variants thereof including in pathologically altered cellular environments and (c) Listed SARD Patents or otherwise included in the Intellectual Property Rights licensed to Parent pursuant to the UTRF SARD License Agreement or that cover any SARD Compound. Notwithstanding the foregoing, SARD Technology shall not include any Intellectual Property Rights owned or controlled by an Acquiror prior to the closing of the Acquisition or developed or acquired by such Acquiror subsequent to such closing independently of any activities of Parent and its Affiliates (excluding such Acquiror) related to SARD Technology and SARD Compounds and without reliance on or use of any SARD Technology or SARD Compounds (provided that the Acquiror establishes reasonable internal safeguards designed to ensure that such conditions of independence are satisfied).

1.43 “SARM Compound” means (a) any compound that binds competitively to the androgen receptor at the ligand binding domain and functions, or is intended to function, in vivo as an agonist in muscle or bone cells and as an antagonist in prostate or seminal vesicle cells and is covered by a valid claim in any patent that is listed in Part A of Schedule 3.12(a) of the Parent Disclosure Schedule under the Merger Agreement or that claims priority thereto or shares priority therewith or that arises from any of the foregoing (collectively, the “Listed SARM Patents”) and (b) any analog of such a compound included in subsection (a) that is developed by Parent or its Affiliates prior to any Acquisition. Notwithstanding the foregoing, SARM Compound shall not include any compound that is owned or controlled by an Acquiror prior to the closing of the Acquisition or developed or acquired by such Acquiror subsequent to such closing independently of any activities of Parent and its Affiliates (excluding such Acquiror) related to SARM

Technology and without reliance on or use of any SARM Technology, unless such compound is covered by a valid claim in any Listed SARM Patents or is an analog of such a compound included in subsection (a) that is developed by Parent or its Affiliates prior to any Acquisition (such excluded compounds, “Acquiror SARM Compounds”).

1.44 “SARM Deal” means any transaction (a) that is (i) entered into during the Initial Period, (ii) entered into within one (1) year after the end of the Initial Period based upon a letter of intent, term sheet or similar document that was approved by Parent or its Affiliate and a Third Party during the Initial Period, or (iii) entered into after the date of the Merger Agreement and prior to the Closing and (b) pursuant to which Parent or its Affiliate grants, sells or otherwise transfers to a Third Party any rights under any SARM Technology or any rights to research, develop or commercialize any SARM Technology or SARM Product, including a license, option, covenant not to sue, or sale of assets with respect to any SARM Technology or SARM Product. For clarity, the sale of all or substantially all of Parent’s stock or its assets, or a merger, acquisition or similar transaction shall not be deemed a SARM Deal.

1.45 “SARM Product” means any product or service that (a) contains a SARM Compound or (b) uses or incorporates any SARM Technology and is developed by Parent or its Affiliates prior to an Acquisition. In no event shall SARM Product mean or include any Acquiror SARM Compounds.

1.46 “SARM Technology” means any and all Intellectual Property Rights that are (a) owned or licensed by Parent or its Affiliates as of the Effective Date or during the term of this Agreement, but prior to the closing of any Acquisition and (b) related to modulation of the activity of the androgen receptor through selective binding to its ligand binding domain by functioning in vivo as an agonist in muscle or bone cells and as an antagonist in prostate or seminal vesicle cells and (c) Listed SARM Patents or otherwise included in the Intellectual Property Rights licensed to Parent pursuant to the UTRF SARM License Agreement. Notwithstanding the foregoing, SARM Technology shall not include any Intellectual Property Rights owned or controlled by an Acquiror prior to the closing of the Acquisition or developed or acquired by such Acquiror subsequent to such closing independently of any activities of Parent and its Affiliates (excluding the Acquiror) related to SARM Technology and SARM Compounds and without reliance on or use of any SARM Technology or SARM Compounds (provided that the Acquiror establishes reasonable internal safeguards designed to ensure that such conditions of independence are satisfied).

1.47 “Third Party” means any Person other than Parent, Rights Agent or their respective Affiliates.

1.48 “UTRF” means the University of Tennessee Research Foundation.

1.49 “UTRF SARD License Agreement” means that certain License Agreement between UTRF and Parent, effective March 1, 2015, and amended November 11, 2015, August 12, 2016, April 6, 2017, and October 23, 2018.

1.50 “UTRF SARM License Agreement” means that certain Consolidated, Amended, and Restated License Agreement between UTRF and Parent, effective July 24, 2007, and amended December 29, 2008.

1.51 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars.

2.	CONTINGENT VALUE RIGHTS

2.1 CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders will be the holders of Parent Common Stock as of immediately prior to the Effective Time.

2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address; CVR Distribution.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Parent. The CVR Register will initially show one position for Cede & Co. representing all the shares of Parent Common Stock held by DTC on behalf of the street holders of the shares of Parent Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4(e) below, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register.

(e) Parent will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Parent Common Stock as of immediately prior to the Effective Time (the “Record Time”). In addition, from time to time following the Record Time, Parent may provide written instructions to the Rights Agent to issue CVRs to holders of warrants to purchase Parent Common Stock (“Parent Warrants”) outstanding as of the Record Time, if such holders are entitled to receive CVRs pursuant to the terms of such Parent Warrants. Subject to the terms and conditions of this Agreement and Parent’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Parent Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

2.4 Payment Procedures.

(a) On each anniversary of the Effective Date prior to Parent’s or its Affiliate’s receipt of any Gross Consideration or Net Sales, Parent shall deliver to the Holders’ Representative and Rights Agent a written statement stating that no Gross Consideration or Net Sales have been received to date.

(b) Subsequent to any SARD Deal or SARM Deal, within sixty (60) days after the end of each CVR Payment Period during the CVR Term, commencing with the CVR Payment Period in which Parent or its Affiliate first receives Gross Consideration, Parent shall deliver to the Holders’ Representative and Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, Parent shall pay the Rights Agent in U.S. dollars an amount equal to seventy-five percent (75%) of the Net Proceeds (if any) received in the applicable CVR Payment Period. For clarity, to the extent that any non-cash consideration in Gross Consideration is monetized after the end of the CVR Term, Parent will include a description of such non-cash consideration in the CVR Payment Statement for the CVR Payment Period in which it is received, and will make the applicable payment to the Rights Agent upon monetization of such non-cash consideration (regardless of whether such monetization occurs after the end of the CVR Term). For further clarity, following a SARD Deal or a SARM Deal, any sale of SARD Products or SARM Products by the counterparty to such SARD Deal or SARM Deal will not be included in Net Sales, and Parent shall not be obligated to make any payments to the Rights Agent regarding Net Sales Proceeds based on such sales (it being understood that payments made by such counterparty to Parent or its Affiliates based on such sales will be included in Gross Consideration).

(c) In the event that Parent or any of its Affiliates commercializes any SARD Product or SARM Product itself, within sixty (60) days after the end of each CVR Payment Period during the CVR Term, commencing with the CVR Payment Period in which Parent or its Affiliate first receives Net Sales, Parent shall deliver to the Holders’ Representative and Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, Parent shall pay the Rights Agent in U.S. dollars an amount equal to the Net Sales Proceeds for the applicable CVR Payment Period.

(d) All payments by Parent to the Rights Agent under this Agreement shall be made in U.S. dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the first, middle and last Business Days of the applicable CVR Payment Period.

(e) The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of a CVR Payment Statement under Section 2.4(b) or (c), send each Holder at its registered address a copy of such statement. If the Rights Agent also receives any payment under Section 2.4(b) or (c) (each, a “CVR Payment”), then within ten (10) Business Days after the receipt of each CVR Payment, the Rights Agent will also pay to each Holder, by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the receipt of the CVR Payment Statement, such Holder’s Payment Amount.

(f) Parent shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any amount otherwise payable to a Holder pursuant to Section 2.4(e) such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax Law, or as may be determined by Parent. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, Parent shall instruct the Rights Agent to solicit from such Holder an IRS Form W-9 or other applicable Tax form within a reasonable amount of time and such Holder shall promptly provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, and prior to the 15th day of February in the year following any payment of such taxes by Parent or the Rights Agent, Parent shall deliver (or shall cause the Rights Agent to deliver) to the Person to whom such amounts would otherwise have been paid the original Form 1099 or other reasonably acceptable evidence of such withholding.

(g) Any portion of any CVR Payment that remains undistributed to the Holders six (6) months after the CVR Payment is received by the Rights Agent from the Parent, provided that the Rights Agent has fully complied with Section 2.4(e), will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of its share of such returned CVR Payment, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable law.

(h) Neither Parent nor the Rights Agent will be liable to any person in respect of any Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a Payment Amount to the applicable Holder, such Payment Amount has not been paid immediately prior to the date on which such Payment Amount would otherwise escheat to or become the property of any Governmental Entity, any such Payment Amount will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(i) For the avoidance of doubt, as between Parent, Rights Agent and the Holders, Parent shall have sole responsibility for making all payments due pursuant to the UTRF SARD License Agreement and the UTRF SARM License Agreement. The CVR Payments shall be in addition to, and not in lieu of, any such payments.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger.

(c) Each Holder acknowledges and agrees to the appointment and authority of the Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Holders’ Representative or the authority or power of the Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including, without limitation, the provisions related to the authority of the Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent or its Affiliates from offering to acquire CVRs for consideration in its sole discretion.

3.	THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (in each case as determined by a final, non-appealable decision of a court of competent jurisdiction).

3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part (in each case as determined by a final, non-appealable decision of a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel will be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by the Parent or any other Person of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, damage, claim, judgment, fine, penalty, claim, demands, suits or expense (including the reasonable expenses and counsel fees and other disbursements) arising out of or in connection with Rights Agent’s preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a final, non-appealable order of a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i) Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees (but not reimbursed expenses) paid by the Parent to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(j) Rights Agent shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action;

(k) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(l) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(m) Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

(n) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Parent, to the holders of the CVRs or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction);

(o) Unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of the Parent or become pecuniarily interested in any transaction in which the Parent may be interested, or contract with or lend money to the Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for the Parent or for any other Person;

(p) The Rights Agent shall act hereunder solely as agent for the Parent and it shall not assume any obligations or relationship of agency or trust with any of the Holders or the Holder’s Representative;

(q) The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(r) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by the Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Parent; and

(s) The provisions under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Parent.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified. Parent has the right to remove Rights Agent at any time by notice specifying a date when such removal will take effect. Such notice of removal will be given by Parent to Rights Agent, which notice will be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Holders’ Representative, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights (except such rights of predecessor rights agent which survive pursuant to Section 3.3 of this Agreement), powers and trusts of the retiring Rights Agent.

4.	COVENANTS

4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from Parent’s transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders within ten (10) Business Days of the Effective Time.

4.2 Payment. If any CVR Payment is due under Section 2.4(b) or (c), Parent will deposit the CVR Payment with the Rights Agent for payment to the Holders in accordance with Section 2.4(e).

4.3 Commercially Reasonable Efforts.

(a) Subsequent to the Effective Date, Parent shall undertake such additional preclinical studies as it deems to be appropriate, in its sole discretion, to determine if further development of any of the SARD Compounds will be undertaken by Parent. In the event that Parent reasonably determines based on such studies that it is commercially viable or reasonable to continue the development of one or more SARD Compounds, it shall, or shall cause its Affiliates or any licensees to, use Commercially Reasonable Efforts to, during the CVR Term, develop one or more SARD Compounds. In the event that Parent reasonably determines at any time following the conclusion of such studies (as determined by a majority vote of Parent’s Board of Directors (which Board of Directors may include one or more GTx Board Members, to the extent one or more GTx Board Members are serving on the Parent’s Board of Directors at the time of such determination)), that further development of SARD Compounds or SARD Products is not commercially viable or reasonable, Parent shall provide written notice to the Rights Agent of such determination and Parent shall have no further obligations under this Section 4.3(a). Thereafter, Parent shall use Commercially Reasonable Efforts to maintain and divest the SARD Technology,

SARD Compounds and SARD Products; provided that such obligation will terminate upon a determination by the Parent’s Board of Directors (as determined by a majority vote of Parent’s Board of Directors (which Board of Directors may include one or more GTx Board Members, to the extent one or more GTx Board Members are serving on the Parent’s Board of Directors at the time of such determination)) that it would no longer be commercially reasonable to expend any efforts to divest the SARD Technology, SARD Compounds and SARD Products.

(b) Parent shall have no obligations to develop any SARM Technology, SARM Compounds or SARM Products. Parent shall use Commercially Reasonable Efforts to maintain and divest the SARM Technology, SARM Compounds and SARM Products; provided that such obligation will terminate upon a determination by the Parent’s Board of Directors (as determined by a majority vote of Parent’s Board of Directors (which Board of Directors may include one or more GTx Board Members, to the extent one or more GTx Board Members are serving on the Parent’s Board of Directors at the time of such determination)) that it would no longer be commercially reasonable to expend any efforts to divest the SARM Technology, SARM Compounds and SARM Products.

4.4 Books and Records. Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm the applicable Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement.

4.5 Audits.

(a) Upon the written request of the Holders’ Representative provided to Parent not less than forty-five (45) days in advance (such request not to be made more than once in any twelve (12) month period), Parent shall permit, and shall cause its Affiliates to permit, the Independent Accountant to have access during normal business hours to such of the records of Parent or its Affiliates as may be reasonably necessary to determine the accuracy of the Net Proceeds and/or Net Sales Proceeds reported by Parent. Parent shall, and shall cause to its Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information reasonably necessary for the Independent Accountant to calculate and verify the Net Proceeds and/or Net Sales Proceeds; provided that Parent may, and may cause its Affiliates to, redact documents and information not relevant for such calculation pursuant to this Section 4.7. The Independent Accountant shall disclose to Parent and the Holders’ Representative any matters directly related to its findings to the extent reasonably necessary to verify the Net Proceeds and/or Net Sales Proceeds.

(b) If the Independent Accountant concludes that a CVR Payment that was properly due was not paid to the Rights Agent, or that any CVR Payment made was in an amount less than the amount due, Parent shall pay the CVR Payment or underpayment thereof to the Rights Agent for further distribution to the Holders plus interest on such amount at the “prime rate” as published in The Wall Street Journal or similar reputable data source from time to time, calculated from when the full CVR Payment should have been paid to the date of actual payment (such amount including interest being the “CVR Shortfall”). The CVR Shortfall shall be paid within ten (10) Business Days after the date the Independent Accountant delivers to Parent and the

Holders’ Representative the Independent Accountant’s written report. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by the Independent Accountant shall be paid by the Holders’ Representative; provided, however, that if the Independent Accountant concludes that Parent has underreported or underpaid any CVR Payment by more than ten percent (10%), the fees charged by such Independent Accountant shall be paid by Parent.

(c) Each Person seeking to receive information from Parent in connection with a review pursuant to Section 4.5 or this Section 4.7 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

5.	AMENDMENTS

5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Holders’ Representative, Parent, when authorized by a Board Resolution, at any time and from time to time, and the Rights Agent may enter into one or more amendments hereto, solely to evidence the succession of another Person to Parent and the assumption by such successor of the covenants of Parent herein as provided in Section 7.3.

(b) Without the consent of any Holders, Parent, when authorized by a Board Resolution and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, solely for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act;

(v) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer such CVRs to Parent pursuant to Section 2.6;

(vi) to increase the number of CVRs, solely for the purpose of distribution to holders of Parent Warrants pursuant to their terms; or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to each Holder at its address as it appears on the CVR Register, setting forth such amendment. The failure to deliver such notice, or any defect in such notice, shall not impair or affect the validity of such amendment to this Agreement.

5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Holders’ Representative, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders, including any amendment to effect any of the following:

(i) modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definitions of Net Proceeds or Net Sales Proceeds, including related definitions, such as Gross Consideration, Permitted Deductions, SARD Deal, SARD Technology, SARD Compound, SARD Product, SARM Deal, SARM Technology, SARM Compound and SARM Product;

(ii) reduce the number of CVRs (except as provided in Section 5.1(b)(v)); or

(iii) modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b) Promptly after the execution by Parent, the Holders’ Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to each Holder at its address as it appears on the CVR Register, setting forth such amendment. The failure to deliver such notice, or any defect in such notice, shall not impair or affect the validity of such amendment to this Agreement.

5.3 Execution of Amendments. In executing any amendment permitted by this Section 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

5.4 Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.	HOLDERS’ REPRESENTATIVE

6.1 Appointment of Holders’ Representative. To the extent valid and binding under applicable law, the Holders’ Representative is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of each Holder, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement after the Effective Time, (ii) confirming the satisfaction of Parent’s obligations under this Agreement and (iii) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement.

6.2 Authority. To the extent valid and binding under applicable law, the appointment of the Holders’ Representative by the Holders upon the Effective Time is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any stockholder). Subject to the prior qualifications, such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Holder. To the extent valid and binding under applicable law, all decisions of the Holders’ Representative shall be final and binding on all Holders. Parent and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holders’ Representative and any document executed by the Holders’ Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon, absent willful misconduct by Parent or the Rights Agent (as such willful misconduct is determined by a final, non-appealable judgment of a court of competent jurisdiction). The Holders’ Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Holders arising out of any act done or omitted by the Holders’ Representative in connection with the acceptance or administration of the Holders’ Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

6.3 Successor Holders’ Representative. The Holders’ Representative may be removed for any reason or no reason by written consent of the Acting Holders. In the event that the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Acting Holders shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Holders’ Representative for all purposes of this Agreement. The newly-appointed Holders’ Representative shall notify Parent, the Rights Agent and any other appropriate Person in writing of his or her appointment, provide evidence that the Acting Holders approved such appointment and provide appropriate contact information for purposes of this Agreement. Parent and the Rights Agent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed Holders’ Representative as set forth in such written notice. In the event that within 30 days after the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, no successor Holders’ Representative has been so selected, Parent shall cause the Rights Agent to notify the Person holding the largest quantity of the outstanding CVRs (and who is not Parent or, to the Rights Agent’s actual knowledge, any Affiliate of Parent) that such Person is the successor Holders’ Representative, and such Person shall be the successor Holders’ Representative hereunder. If such Person notifies the Rights Agent in writing that such Person declines to serve, the Rights Agent shall forthwith notify the Person holding the next-largest quantity of the outstanding CVRs (and who is not Parent or, to the Rights Agent’s actual knowledge, any Affiliate of Parent) that such next-largest-quantity Person is the successor Holders’ Representative, and such next-largest-quantity Person shall be the successor Holders’ Representative hereunder. (And so on, to the extent as may be necessary.) The Holders are intended third party beneficiaries of this Section 6.3. If a successor Holders’ Representative is not appointed pursuant to the preceding procedure within 60 days after the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, Parent shall appoint a successor Holders’ Representative.

6.4 Termination of Duties and Obligations. The Holders’ Representative’s duties and obligations under this Agreement shall survive until no CVRs remain outstanding or until this Agreement expires or is terminated pursuant to Section 7.7(b), whichever is earlier.

7.	OTHER PROVISIONS OF GENERAL APPLICATION

7.1 Notices to Rights Agent, Parent and Holders’ Representative. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Rights Agent, to it at:

Computershare Inc.

480 Washington Boulevard

Jersey City, NJ, 07310

Attn: Legal Department

With a copy to:

Computershare Inc.

480 Washington Blvd, 29th Floor

Jersey City, NJ, 07310

Attn: Corp Actions Relationship Manager

Or

Computershare Inc.

150 Royall Street, 2nd Floor

Canton, MA 02021

Attn: Corp Actions Relationship Manager

If to Parent, to it at:

GTX, Inc.

12230 El Camino Real, Ste 300

San Diego, California 92130

Attn: James Breitmeyer, President & CEO

Fax: (858) 408-3010

With a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Cheston J. Larson

Email: cheston.larson@lw.com

If to the Holders’ Representative, to him at:

Marc S. Hanover

5597 St. Joseph Fairway

Memphis, TN 38120

With a copy to:

Henry P. Doggrell

495 Tennessee Street

Apt. 701

Memphis, TN 38103

The Rights Agent, Parent or the Holders’ Representative may specify a different address or electronic mail address by giving notice in accordance with this Section 7.1.

7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

7.3 Parent Successors and Assigns; Merger of Rights Agent.

(a) Parent may not assign this Agreement without the prior written consent of the Holders’ Representative, provided that (a) Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”) provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, Parent shall, and shall agree to, remain liable for the performance by such Assignee of all obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement, and (b) Parent may assign this Agreement in its entirety without the consent of any other party to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”, and such transaction, the “Acquisition”). This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors, acquirers and each Assignee. Each reference to “Parent” in this Agreement shall be deemed to include Parent’s successors, acquirers and all Assignees. Each of Parent’s successors, acquirers and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVR Payments and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

(b) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of the Agreement. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.3(b).

7.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and assignees, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and assignees, and the Holders. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. In such event, such Holder’s CVRs will not be included for determining the Payment Amounts to all other Holders.

7.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Parent.

7.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto and delivered to the other Party, it being understood that the Parties need not sign the same counterpart.

7.7 Termination.

(a) This Agreement will expire and be of no force or effect, the Parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made, upon the payment of the full amount of all CVR Payments to the Rights Agent and the payment of the full amount of all Payment Amounts to the Holders by the mailing by the Rights Agent of each applicable Payment Amount to each Holder at the address reflected in the CVR Register.

(b) This Agreement will terminate automatically upon termination of the Merger Agreement prior to the Effective Time.

7.8 Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for the Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for the Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other Third Party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder or any other party.

7.9 Entire Agreement. Notwithstanding the reference to any other agreement hereunder, this Agreement contains the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and control.

7.10 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between the Parties arising out of or relating to this Agreement, each Party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.9; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

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IN WITNESS WHEREOF, each of the Parties has caused this Contingent Value Rights Agreement to be executed on its behalf by its duly authorized officers, and the Holders’ Representative has executed this Contingent Value Rights Agreement, as of the day and year first above written.

GTX, INC.

By:	/s/ Henry Doggrell
Name:	Henry Doggrell
Title:	Vice President, Chief Legal Officer and Secretary

COMPUTERSHARE INC.

By:	/s/ Colin Ekeogu
Name:	Colin Ekeogu
Title:	Manager, Corporate Actions

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Colin Ekeogu
Name:	Colin Ekeogu
Title:	Manager, Corporate Actions

MARC S. HANOVER

By:	/s/ Marc S. Hanover